                                                                    EXHIBIT 3.46

                             OPERATING AGREEMENT OF
                              INDIANA VENTURES LLC
                       A NEVADA LIMITED LIABILITY COMPANY

     THIS OPERATING AGREEMENT is made as of this __________ day of December, 1995, by and among the members of Indiana Ventures LLC, a Nevada limited liability company (the "Company"), all of whom have signed this Operating Agreement.

     NOW THEREFORE, pursuant to the Act (as hereinafter defined), the following agreement, including, without limitation, Appendix 1 (Tax Accounting Procedures) attached hereto and by reference incorporated herein shall constitute the Operating Agreement, as amended from time to time, for the Company.

                                   ARTICLE 1
                                   ---------
                                  DEFINITIONS
                                  -----------

     The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein). Other capitalized terms used herein and not defined have the meanings set forth in Appendix 1 (Tax Accounting Procedures).

     1.1.  "Act" means the Nevada Limited Liability Company Act, Nevada Rev.
            ---
Stat. (S)(S) 86.011 to 86.571, as amended from time to time.

     1.2.  "Affiliate" means a Person that directly, or indirectly through one
            ---------
or more intermediaries, controls, is controlled by, or is under common control with, a specified Person.

     1.3.  "Agreement" means this Operating Agreement, including without
            ---------
limitation, the Appendix 1 (Tax Accounting Procedures) hereto as originally executed and as amended from time to time.

     1.4.  "Approval" and "Approved" are defined in Article 8.
            --------       --------

     1.5.  "Assignee" means a transferee of a Member's Interest who has not been
            --------
admitted as a Substitute Member.

     1.6.  "Boomtown" means Boomtown Hoosier, Inc.
            --------

     1.7.  "Capital Contribution" means the Initial Capital Contributions of a
            --------------------
Member, to the extent actually made, together with the amount of money and the Asset Value of any property other than money subsequently contributed to the Company by a Member with respect to such Member's Interest in the Company.

     1.8.  "Company" means Indiana Ventures LLC, a Nevada limited liability
            -------
company.

     1.9.  "Entity" and "Entities" means any general partnership, government
            ------       --------
entity, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other organization.

     1.10.  "Gaming Authorities" means all agencies, authorities and
             ------------------
instrumentalities of the United States, any state, nation, or other governmental entity, or any subdivision thereof, regulating gaming or related activities.

     1.11.  "Hilton" means Hilton Gaming (Switzerland County) Corporation.
             ------

     1.12. "Initial Capital Contribution" means the Capital Contributions agreed to be made by the initial Members as described in Article 4.

     1.13.  "License" means any license, finding of suitability, qualification,
             -------
approval or permit by or from any Gaming Authority.

     1.14.  "Majority Member" is defined in Section 8.1.
             ---------------

     1.15.  "Managing Member" means, so long as Hilton and Boomtown hold the
             ---------------
Original Percentages, collectively Hilton and Boomtown, who must act by unanimous consent as set forth in Section 8.1. In the event Hilton and Boomtown no longer hold the Original Percentages, Managing Member shall mean the Majority Member subject to the provisions of Section 8.8 hereof.

     1.16.  "Member" means those Persons executing this Agreement and any
             ------
Person who may hereafter become an additional or substituted Member.

     1.17.  "Member's Interest" means a Member's Units, share of the Profits and
             -----------------
Losses of the Company and the right to receive distributions of the Company's assets.

     1.18.  "Minority Member" is defined in Section 8.1.
             ---------------

     1.19.  "Non-Voting Member" means a Member holding Non-Voting Units.
             -----------------

     1.20.  "Non-Voting Units" means the 30 Non-Voting Units as further
             ----------------
described in Article 5, or as converted from Voting Units pursuant to Section
5.1.

     1.21.  "Original Percentages" means the respective percentages of Voting
             --------------------
Units initially held by Hilton and Boomtown as set forth in Section 5.1 hereof namely, approximately 51.6% and 48.4%.

     1.22.  "Person" shall mean any individual or Entity, and the heirs,
             ------
executors, administrators, legal representatives, successors, and assigns of such Person where the context so requires.

     1.23.  "Property" means all real and personal property, tangible and
             --------
intangible, owned by the Company.

     1.24.  "Subsidiary" means any Entity or Entities owned or controlled
             ----------
directly or indirectly by the Company.

     1.25.  "Substituted Member" means an Assignee who has been admitted to all
             ------------------
of the rights of membership pursuant to Article 10.

     1.26.  "The Project" means a riverboat gaming project to be located in
             -----------
Switzerland County, Indiana and such other facilities related thereto as may be approved by the Managing Member and associated intangible property rights such as trade or service marks.

     1.27.  "Units" as to any Member shall mean and refer to the number of
             -----
Voting Units or Non-Voting Units, as the case may be, in the Company shown next to the name of such Member in Article 5 as the same may be amended from time to time.

     1.28.  "Voting Members" shall mean those Members holding Voting Units.
             --------------

     1.29.  "Voting Units" shall mean the 970 Voting Units, as further described
             ------------
in Article 5 hereof, entitled to exercise all of the voting power of the Company.


                                   ARTICLE 2
                                   ---------
                              FORMATION OF COMPANY
                              --------------------

     2.1.  Formation.  The Articles of Organization attached hereto as Appendix
           ---------
2 and incorporated by reference herein (the "Articles of Organization") are hereby ratified and incorporated by reference in this Agreement. Upon the filing of the Articles of Organization the Company automatically shall be formed as a Nevada limited liability company under and pursuant to the Act, and the parties hereto shall take all action necessary to cause such formation.

     2.2.  Name.  The name of the Company is Indiana Ventures LLC.
           ----

     2.3.  Principal Place of Business.  The principal place of business of the
           ---------------------------
Company within the State of Nevada shall first be at 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109. The Company may locate its places of business and registered office at any other place or places as the Managing Member may from time to time deem advisable.

     2.4.  Registered Office and Agent.  The Company's registered office shall
           ---------------------------
first be at 1700 Bank of America Plaza, 300 S. Fourth Street, Las Vegas, Nevada 89101. The name of its initial resident agent at such address shall be Lionel Sawyer & Collins.

     2.5.  Term.  The latest date upon which the Company will dissolve is fifty-
           ----
five (55) years after the date of filing of the Articles of Organization with the Secretary of State of the State of Nevada, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

                                   ARTICLE 3
                                   ---------
                            BUSINESS OF THE COMPANY
                            -----------------------

     3.1.  Permitted Businesses.  The purpose of the Company shall be:
           --------------------

          a. to own, lease, operate, construct, acquire and maintain the Project and to engage in any lawful business and matters reasonably related thereto whether directly or through one or more Subsidiaries;

          b. to exercise all other powers necessary to, or reasonably connected with, the Company's businesses and which may legally be exercised by limited liability companies under the Act; and

          c. to engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

     3.2. Limits on Foreign Activity.  The Company shall not directly engage in
          --------------------------
business in any state, territory or country which does not recognize limited liability companies or the effectiveness of the Act in limiting the liabilities of the Members of the Company. If the Company desires to conduct business in any such State, it shall do so through an entity which will ensure limited liability to the Members.

                                   ARTICLE 4
                                   ---------
                            CONTRIBUTIONS TO COMPANY
                            ------------------------

     4.1. Members' Initial Capital Contributions.
          --------------------------------------

          a. The total Initial Capital Contribution to the Company shall be Five Hundred Thousand Dollars ($500,000.00). Each Member shall pay a share of the Initial Capital Contribution proportionate to its respective number of Units described in Section 5.1 below concurrently with the signing this Agreement. As part of its share of the Initial Capital Contribution, Hilton shall contribute to the Company all of the outstanding shares of stock of Switzerland County Development Corporation, a Nevada corporation. The Members agree that the value of such contribution is $100.00. The Initial Capital Contribution first shall be applied to the organizational expenses of the Company, including without limitation, legal, accounting and promotional fees and costs and thereafter utilized for capital expenditures, working capital or other expenses of the Company's business in the discretion of the Managing Member. Without limiting the foregoing, the Initial Capital Contribution shall be used, in part, to reimburse the expenses (including legal fees) of Hilton and Boomtown in organizing the Company, performing due diligence with respect to the Project, preparing and filing applications with Governmental Authorities relating to the Project and all other expenses associated with acquisition of, or otherwise with, the Project. In lieu of receiving reimbursement for such expenses, Hilton and Boomtown may set-off such expenses against the amounts of their respective Initial Capital Contributions to the extent approved by the Managing Member.

     4.2. Additional Capital Contributions.  Except with respect to the Initial
          --------------------------------
Capital Contributions and as otherwise provided for in Article 8 to remedy or prevent a deficit or under the Act, unless all Members agree, no Member shall be obligated to make any additional Capital Contributions to the Company. If the Company needs additional capital to meet its obligations, the Company may borrow all or part of such additional capital from any source, including, without limitation, any Member. No Member shall be obligated to make a loan to the Company.

     4.3.  No Third Party Beneficiaries. The provisions of this Article 4 are
           ----------------------------
not intended to be for the benefit of and shall not confer any rights on any creditor or other Person (other than a Member in such Member's capacity as a Member) to whom any debts, liabilities or obligations are owed by the Company or any of the Members.

     4.4.  Withdrawal or Reduction of Members' Contributions to Capital.
           ------------------------------------------------------------

           a. A Member shall not receive out of the Company's Property any part of such Member's contributions to capital until all liabilities of the Company, except liabilities to Members on account of their contributions to capital, have been paid or there remains Property of the Company sufficient to pay them.

           b. A Member shall not resign before the dissolution and winding up of the Company, subject to the provisions of Chapter 463 of the Nevada Revised Statutes or other applicable law.

          c. A Member, irrespective of the nature of such Member's contribution, has the right to demand and receive only cash in return for such Member's contribution to capital.

     4.5. Miscellaneous.
          -------------

          a.  No Interest on Capital Contribution.  No Member shall be entitled
              -----------------------------------
to or shall receive interest on such Member's Capital Contribution.

          b.  No Withdrawal of Capital Contribution.  No Member may withdraw any
              -------------------------------------
capital from the capital of the Company except as expressly provided herein or in the Act.

                                   ARTICLE 5
                                   ---------
                      AUTHORIZATION AND ISSUANCE OF UNITS
                      -----------------------------------

     5.1. Authorization and Issuance of Initial Units.  There are hereby
          -------------------------------------------
authorized 1000 Units consisting of 970 Voting Units and 30 Non-Voting Units. Except as otherwise expressly provided herein or in the Act, solely Members holding Voting Units shall be entitled to participate in the management and control of the Company or its business and to vote on any matter affecting the Company, provided, however, during any period when the percentage of Voting Units of either of Hilton or Boomtown falls below the Original Percentage, the Voting Units of the Person holding less than its Original Percentage shall convert to Non-Voting Units until such time, if ever, that the Original Percentage for such Person is restored. The foregoing authorized Units are issued as follows:

     Member                                            Units
     ------                                            -----

     Full House, L.L.C.                                30 Non-Voting Units

     Hilton                                            500 Voting Units

     Boomtown                                          470 Voting Units

     5.2.  Securities Law Qualification.  THE SECURITIES REPRESENTED BY THIS
           ----------------------------
DOCUMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THERE IS NO PUBLIC TRADING MARKET FOR THE MEMBER'S INTERESTS AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. ADDITIONALLY, THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE TRANSFERABILITY OF THE MEMBER'S INTERESTS. NO SALE OR ASSIGNMENT BY A MEMBER OF HIS MEMBER'S INTERESTS OR SUBSTITUTION OF MEMBERS MAY BE MADE WITHOUT CERTAIN CONSENTS. THEREFORE, MEMBERS MAY NOT BE ABLE TO LIQUIDATE THEIR INVESTMENTS IN THE EVENT OF AN EMERGENCY. FURTHER, MEMBER'S INTERESTS MAY NOT BE READILY ACCEPTED AS COLLATERAL FOR A LOAN. MEMBER'S INTERESTS SHOULD BE CONSIDERED ONLY AS A LONG TERM INVESTMENT.

     Each Member represents and warrants to the other Members and the Company as follows:

     A. Such Member is capable of protecting his own interests in connection with acquisition of such Member's Interest.

     B. Such Member is able to bear the economic risk of losing his entire investment in the Company.

     C. The investment of such Member in the Company does not exceed ten percent (10%) of such Member's (or such Member's ultimate parent Entity's) net worth.

     D. Such Member has been furnished with materials relating to the Company which the Member has requested and has been afforded the opportunity to make inquiries of and has received answers from representatives of the Company concerning the Company, the terms and conditions of the offering of Member's Interests or any other matters relating to the Company, and has further been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any information provided (to the extent the Company possesses such information or could acquire it without unreasonable effort or expense).

     E. Such Member has by reason of his own business and financial experience the capacity to evaluate the merits and risks of the prospective investment in the Company and protect his interests in connection with such investment.

     F. Such Member (together with such Member's spouse, if applicable, or such Member's ultimate parent Entity) has (1) a net worth of at least One Million Dollars ($1,000,000.00), or (2) has had during the last two tax years, and expects to have during the current taxable year, annual income of at least Two Hundred Thousand Dollars ($200,000.00), or has had (together with such Member's spouse, if applicable) during the last two taxable years, and expects to have during the current taxable year, annual income of at least Three Hundred Thousand Dollars ($300,000.00) without regard to this investment in the Company.

     5.3.  Authorization and Sale of Additional Units. Subject to the provisions
           ------------------------------------------
of Section 8.2 hereof, additional Units shall be authorized and issued only upon the Approval by the Managing Member.

                                   ARTICLE 6
                                   ---------
                                 DISTRIBUTIONS
                                 -------------

     6.1.  Optional Distributions. Except for the mandatory distributions in
           ----------------------
this Article 6, distributions shall be made when and as declared by the Managing Members. Any distributions shall be made to the Members pro rata in accordance with their respective Units, provided that no distribution shall be made to a Member which will cause or increase an Adjusted Capital Account Deficit for such Member; and provided that distributions shall only be made to the extent that, after giving effect to a distribution, the assets of the Company are in excess of all liabilities of the Company except liabilities to Members on account of their Capital Contributions.

     6.2.  Tax Distributions.  To the extent that sufficient funds exist, and
           -----------------
provided no distribution shall be made which will cause or increase an Adjusted Capital Account Deficit for a Member, the Company shall distribute to each Member not later than ninety (90) days after the close of each Fiscal Year, pro rata in accordance with its Units, no less than its share of the "Tax Distribution Amount." The Tax Distribution Amount shall be determined for each Fiscal Year by: (A) multiplying the "Marginal Tax Rate" (as defined below) for that Fiscal Year by the taxable income of the Company (as determined under
Section 703(a) of the Code for that Fiscal Year), and subtracting (B) the sum of all other distributions to Members during the Fiscal Year (other than distributions required under this Section 6.2 in respect of one or more prior Fiscal Years). The "Marginal Tax Rate" for any particular Fiscal Year shall be the sum of: (A) the highest tax rate that would be imposed on any Member under either Section 1 or 11 of the Code, whichever is higher, for that Fiscal Year, plus (B) the highest marginal tax rate for corporate taxation, or the highest marginal tax rate for individual taxation, whichever marginal rate is higher, of the State of California.

     6.3.  Amounts Withheld.  All amounts withheld pursuant to the Code or any
           ----------------
provision of any state or local tax law with respect to any payment, allocation or distribution to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this Article 6 for all purposes under this Agreement. The Company is authorized to withhold from distributions, or with respect to allocations, to the Member and to pay over to any federal, state or local government any amounts required to be so withheld, pursuant to the Code or any provisions of any other federal, state or local law and shall allocate such amounts to the Members with respect to which such amount was withheld.

                                   ARTICLE 7
                                   ---------
                         BOOKS, RECORDS AND ACCOUNTING
                         -----------------------------

     7.1.  Books and Records.
           -----------------

           a. The Company shall maintain at its principal place of business books of account that accurately record all items of income and expenditure relating to the business of the Company and that accurately and completely disclose the results of the operations of the Company. Such books of account shall be maintained on the method of accounting selected by the Managing Member and on the basis of the Fiscal Year. Each Member, upon not less than seventy-two
(72) hours advance written notice to the Managing Member, at such Member's own expense shall have the right to inspect, copy, and audit the Company's books and records at any time during normal business hours without notice to any other Member.

          b. The Company shall keep at its registered office such records as are required by the Act.

     7.2. Tax Returns. The Managing Member shall cause independent certified
          -----------
public accountants of the Company to prepare and timely file all income tax and other tax returns of the Company. The Company shall furnish to each Member a copy of all such returns together with all schedules thereto and such other information which each Member may reasonably request in connection with such Member's own tax affairs.

                                   ARTICLE 8
                                   ---------
                                   MANAGEMENT
                                   ----------

     8.1. General Management.
          ------------------

          a. The business and affairs of the Company shall be managed by or under the direction of the Managing Member. The Managing Member shall direct, manage and control the business of the Company and, subject to the limitations and qualifications set forth in this Article 8, shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Managing Member shall deem to be reasonably required or convenient in light of the Company's business and objectives.

     All actions on behalf of the Company may be taken only after Approval (as hereinafter defined) by the Managing Member. During the period that Hilton and Boomtown hold the Original Percentages of Voting Units, "Approval" and "Approved" mean the unanimous approval of Hilton and Boomtown. During any period that one or other of Hilton and Boomtown holds a higher percentage of Voting Units than its Original Percentage, and the other's Voting Units have converted to Non-Voting Units in accordance with Section 5.1 hereof, then the Person holding the higher percentage than such Person's Original Percentage shall be deemed the "Majority Member" and the other Person holding a lower percentage than its Original Percentage shall be deemed the "Minority Member," "Approval" and "Approved" shall mean approval by the Majority Member and Managing Member shall be deemed to refer only to the Majority Member. By way of example, if after the date hereof Boomtown holds 52% of the Voting Units and Hilton holds 48%, Approval and Approved shall mean approval solely by Boomtown, Boomtown shall be the Majority

Member, and therefore the Managing Member, and Hilton's Units shall be converted to Non-Voting Units.

     Without limiting the generality of the foregoing, the Managing Member shall have sole power and authority, on behalf of the Company, upon Approval:

          i. to acquire property from any Person as the Managing Member may determine. The fact that a Member is directly or indirectly an Affiliate of such Person shall not prohibit the Managing Member from dealing with that Person;

          ii. to establish policies for investment and to make investments of Company funds (by way of example but not limitation) in time deposits, short term governmental obligations, commercial paper or other investments;

          iii.   to make distribution of available cash to Members;

          iv. to employ accountants, legal counsel, managers, managing agents or other experts or consultants to perform services for the Company, including, without limitation, those for the predevelopment and development of the Project and to compensate them from Company funds;

          v. to borrow money on behalf of the Company from banks, other lending institutions, the Members, or Affiliates of the Members on such terms as they deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. Except as otherwise provided in the Act, no debt shall be contracted or liability incurred by or on behalf of the Company except by the Company's Managing Member;

          vi. to purchase liability and other insurance to protect the Company's Property and business;

          vii. to organize Entities to serve as the Company's subsidiaries, to determine the form and structure thereof and control the same;

          viii. to execute, deliver and perform any agreements on behalf of the Company, with any other Person for any purpose, subject to the spending limits as Managing Member may Approve;

          ix. to hire, terminate and compensate employees involved in the day-to-day operations of the Company's facilities; and

          x. to determine maintenance, operation, fixtures, hours of operation, service and promotional activities at the Company's Property.

     b. Unless authorized to do so by this Agreement or by Approval of the Managing Member, no Member, agent or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. However, the Managing Member may act (or may cause the Company to act) by a duly authorized power of attorney.

             c. At any time that the Managing Member consists of two Members, the board of directors of each Subsidiary shall consist of any even number of members and Boomtown and Hilton shall each be entitled to elect one-half of the members of all such boards. In the event of a vacancy on the board of directors of any Subsidiary, the Member who elected such director shall solely be entitled to fill such vacancy. In all other circumstances, the board shall be appointed by the sole Managing Member.

             d. The Managing Member must at all times hold at least twenty percent (20%) of all outstanding Member's Interests.

     8.2.    Actions Requiring Minority Member Approval.
             ------------------------------------------

     (a) Notwithstanding any other provision of this Agreement, during any time that the Managing Member consists solely of the Majority Member, and so long as the Minority Member owns at least twenty percent (20%) of the total Units, the Managing Member shall not take any of the following actions without the consent of the Minority Member:

     (i)     Adoption of the annual budget for the Project;

     (ii)    The making of a capital expenditure in excess of $500,000.00;

     (iii)   The issuance of additional Units;

     (iv) Transactions with an Affiliate other than transactions with Affiliates on terms consistent with an arms-length transaction with third-parties. After approval of the management agreement with an Affiliate as described in Section 8.5 by Hilton and Boomtown, any subsequent management agreement with an Affiliate upon substantially the same terms and conditions as the approved agreement shall not require the consent of the Minority Member; or

     (v) Amendment of this Agreement or the Articles of Organization so as to adversely impact the Minority Member;

     (vi)    Expulsion of any Member pursuant to Section 10.6;

     (vii)   The requirement of additional Capital Contributions by the Members.

     (b) In the event that Managing Member and the Minority Member are unable to agree upon any proposed action which requires the consent of the Minority Member pursuant to Section 8.2(a) above, either person may elect to submit resolution of the issue to binding arbitration conducted in accordance with the provisions of Section 8.09 hereof.

     8.3.    No Liability for Certain Acts. The Managing Member shall perform
             -----------------------------
its duties in good faith, in a manner such Managing Member reasonably believes to be in the best interests of the Company, or not opposed to the best interests of the Company. Provided the Managing Member so acts at all relevant times, the Managing Member shall not be responsible to any Members because of a loss of their investment in the Company or a loss in the operations of the Company. The Managing Member does not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company. The Managing Member shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture. The Managing Member shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by Persons listed below unless such Managing Member has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

     a. one or more employees or other agents of the Company whom the Managing Member reasonably believes to be reasonably reliable and competent in the matters presented; and

     b. legal counsel, public accountants, or other persons as to matters that the Managing Member reasonably believes to be within such Persons' professional or expert competence.

     8.4. Indemnity of the Managing Member, Employees or Agents.
          -----------------------------------------------------

          a. The Company agrees to indemnify, pay, protect and hold harmless such Managing Member (on demand of and to the satisfaction of such Managing Member) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses in connection therewith, of investigation, defense, appeal and -- provided that consent to settlement from all Members is obtained, which consent shall not be unreasonably withheld -- expenses of settlement, of any and all suits, actions or proceedings instituted against a Managing Member or the Company) which may be imposed on, incurred by, or asserted against a Managing Member or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company or on the part of a Managing Member, acting in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, in connection with the formation, operation and/or management of the Company, the Company's purchase and operation of the Project, and/or as a result of a Managing Member's agreement to act as Managing Member of the Company. If any action, suit or proceeding shall be pending or threatened against the Company or a Managing Member relating to or arising out of, or alleged to relate to or arise out of, any such action or nonaction, a Managing Member shall have the right to employ, at the expense of the Company, separate counsel of such Managing Member's choice in such action, suit or proceeding and the Company shall advance the reasonable out-of-pocket expenses of such Managing Member in connection therewith. The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof. The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights of indemnification as provided in Sections
86.411 through 86.451 of the Act, as such may be amended from time to time.

          b. This Section shall not limit the Company's power to pay or reimburse expenses incurred by a Managing Member in connection with such Managing Member's appearance as a witness in a proceeding at a time when the Managing Member has not been made a named defendant or respondent in the proceeding.

          c. The Company may indemnify and advance expenses to an employee or agent of the Company who is not a Managing Member to the same or to a greater extent as the Company may indemnify and advance expenses to a Managing Member; and

          d. The Company shall use its best efforts to purchase and maintain insurance in the amount of at least $2,000,000.00, on behalf of a Person who is or was a Managing Member, Member, employee, fiduciary, or agent of the Company or who, while a Managing Member, Member, employee, fiduciary, or agent of the Company, is or was serving at the request of the Company as manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of any other foreign or domestic limited liability company or any corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by such Person in any such capacity or arising out of such Person's status as such, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of this Section. Any such insurance may be procured from any insurance company designated by the Managing Member, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere.

          e. Any indemnification of or advance of expenses to a Managing Member in accordance with this Section, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Members within a reasonable time after demand therefor is made.

          f. For purposes of this Section 8.4, Managing Members shall include a former Managing Member.

     8.5. Transactions with Company or Otherwise.  A Managing Member shall
          --------------------------------------
not be required to manage the Company as such Managing Member's sole and exclusive activity, and any of the Members or Managing Member, or any agent, servant, or employee of any of the Members or Managing Member, may engage in and possess any interest in other businesses or ventures of every nature and description, independently or with other Persons, whether or not directly or indirectly in competition with the business or purpose of the Company, and neither the Company nor any of the Members shall have any rights, by virtue of this Agreement or otherwise, in and to such independent ventures or the income or profits derived therefrom, or any rights, duties, or obligations in respect thereof. The Members or Managing Member or any Affiliate of any Member or Managing Member may lend money to, act as surety for, and transact other business with the Company, including, without limitation, management or marketing agreements requiring the Company to pay fees or other compensation from Company funds and shall have the same rights and obligations with respect thereto as a Person who is not a Member or Managing Member of the Company, except that nothing contained in this Section shall be construed to relieve a Member from any duties to the Company. Without limiting the generality of the foregoing, the Members acknowledge that an Affiliate of Hilton or Boomtown, or both, may enter into a management agreement with the Company or a Subsidiary for management of the Project and that such agreement may provide for management fees of two percent (2%) of gross revenues and five percent (5%) of EBITDA (as defined in such management agreement) from the Project.

     8.6. Annual Operating Budget And Members' Additional Capital Contributions
          ---------------------------------------------------------------------
for Operating Deficits.
----------------------

          a.  The Company shall annually adopt a budget.

          b. The Managing Member shall prepare a budget in every Fiscal Year. The budget shall be adopted if Approved. The budget may require Members to make additional Capital Contributions to remove or prevent any deficits of the Company, and the Managing Member shall also be entitled to require additional Capital Contributions from the Members from time to time in the event of deficits not anticipated in the budget. The Members shall make the additional Capital Contributions in proportion to the number of Units held in the Company.

     8.7. Failure to Make Required Additional Capital Contributions. If a Member
          ---------------------------------------------------------
fail to make a required additional Capital Contribution ("Noncontributing Member") then any other Voting Member who contributed its required Capital Contributions ("Contributing Member") shall have the right to elect to rely on this section in which event, the following provisions shall apply. Any Contributing Member may give notice (a "Contribution Notice") to the Noncontributing Member that the Contributing Member has elected to make all or any portion of the Noncontributing Member's Capital Contribution and receive an increase in its percentage ownership interest and number of Units pursuant to the following formula. The Contributing Member's percentage ownership interest in the Company shall be increased to the percentage represented by a fraction, the numerator of which is the sum of the Contributing Member's Initial Capital Contribution and all additional Capital Contributions by the Contributing Member, and the denominator of which is the sum of the initial Capital Contribution and all additional Capital Contributions by all Members. The Noncontributing Member shall transfer that portion of its Units (the "Transferred Interest") to the Contributing Member necessary to increase the Contributing Member's percentage ownership interest in the Company to the amount calculated in accordance with the preceding sentence. In the event more than one Contributing Member elects to make the additional Capital Contribution on behalf of the Noncontributing Member and purchase the Transferred Interest, the Contributing Members shall make such additional Capital Contribution, and the Transferred Interest shall be allocated among the Contributing Members, in proportion to their then existing ownership of Units in the Company. The Noncontributing Member shall execute and deliver to the Contributing Member(s) all such documents and instruments as are reasonably necessary or appropriate to affect such transfer within five (5) days after receipt of the Contribution Notice and payment of the portion of the additional Capital Contribution being made by the Contributing Member(s). The Noncontributing Member shall also, upon the request of the Contributing Member(s), at any time and from time to time, execute and deliver such other documents and instruments as the Contributing Member(s) determines are necessary or desirable to transfer ownership, title and control of the Transferred Interest. The Noncontributing Member shall transfer the Transferred Interest free of all liens and encumbrances. The provisions of this Section are intended as the sole remedy of the Members in the event a Member fails to make an additional Capital Contribution.

8.8.  Repurchase of Transferred Interest.  A Noncontributing Member shall have
      ----------------------------------
the option to repurchase all, but not less than all, of its previously Transferred Interest(s) at any time prior to the earlier of (i) the date two years after the date of this Agreement and (ii) opening of the Project for business to the public (the "Repurchase Deadline"), for a purchase price (the "Repurchase Price") equal to the amount of the Noncontributing Member's additional Capital Contribution made by the Contributing Member together with interest thereon from the date the additional Capital Contribution is made at the rate of ten percent (10%) per annum. The Noncontributing Member shall exercise the foregoing option by written notice to the Contributing Member at least ten (10) days prior to the Repurchase Deadline. The Transferred Interest(s) shall be assigned to the Noncontributing Member within ten (10) days after receipt of notice of the exercise of the option to repurchase by an appropriate instrument of assignment and upon payment of the Repurchase Price to the Contributing Member in cash or cash equivalent. The Noncontributing Member shall be responsible for any costs or fees associated with its repurchase of the Transferred Interest(s). Upon repurchase of all of its Transferred Interest(s) pursuant to this Section such that its Original Percentage is restored, any Units of the Noncontributing Member converted to Non-Voting Units shall be converted back to Voting Units and such Noncontributing Member shall again become a Managing Member.

     8.9.  Management Disputes.  During any time that the Managing Member
           -------------------
consists of more than one Person, in the event of any dispute arising under or in connection with management of the Company, and if such dispute cannot be settled through direct discussions, the Persons who are the Managing Member shall first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under its Commercial Mediation Rules. Mediation shall be conducted for a period of thirty (30) days after selection of a mediator in accordance with the Commercial Mediation Rules, and may be initiated by written notice of one Managing Member to the other. In the event of a dispute relating to the requirement of an additional Capital Contribution only, and after expiration of the period for mediation without a resolution of the dispute, either Person may require that the dispute be settled by arbitration held in Las Vegas, Nevada in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and the following procedures, which procedures shall control in the event of conflict with such Commercial Arbitration Rules:

     (a) Within ten (10) days after notice from one Person to the other that it has elected that the dispute be arbitrated, both Persons shall contact the American Arbitration Association to commence selection of the arbitrators in accordance with their Commercial Arbitration Rules. The panel to be appointed shall consist of three neutral arbitrators.

     (b) Subject to the time restrictions set forth below, the arbitrators shall conduct the arbitration in such manner (including the allowance of such discovery as the arbitrators determine appropriate under the circumstances) and on such a schedule as the arbitrators deem to be fair and reasonable and to provide each party with an adequate opportunity to present and support its position. The arbitrators shall resolve the dispute and give the parties written notice of their decision, with the reasons therefore set out in full, within thirty (30) days after the arbitrators' selection and shall have ten
           (10) days thereafter to reconsider and modify such decision if any party so requests. Thereafter the arbitrators' decision shall be final, binding, and nonappealable. The arbitrators shall be bound by the terms of this Agreement and applicable law.

     (c) The arbitrators shall have authority to award relief under legal or equitable principles, including interim and preliminary relief. The arbitrators shall allocate the costs of the arbitration, including the arbitrators' fee, between the parties upon such basis as the arbitrators deem equitable. The arbitrators shall also award such incidental recovery, such as interest, as required by this Agreement.

     (d) Judgment upon the award rendered by the arbitrators may be entered in any court having personal and subject matter jurisdiction.

     (e) If for any reason whatsoever the written decision and award of the arbitrators shall not be rendered within the time limits set forth in this Section 8.8, either party may apply to any court having jurisdiction by action, proceeding or otherwise (but not by a new arbitration proceeding) as may be proper to determine the question in dispute consistently with the provisions of this Agreement.

                                   ARTICLE 9
                                   ---------
                       RIGHTS AND OBLIGATIONS OF MEMBERS
                       ---------------------------------

     9.1.  Limitation of Liability.  Each Member's liability shall be limited as
           -----------------------
set forth herein and in the Act and other applicable law.

     9.2.  Company Debt Liability Indemnity.
           --------------------------------

           a. A Member will not personally be liable for any debts or losses of the Company, except as provided in the Act.

           b. Except to the extent due to such Member's default hereunder or under the Articles of Organization, the Company agrees to indemnify, pay, protect and hold harmless any Member (on demand and to the satisfaction of the Member) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses in connection therewith of investigation, defense, appeal and -- provided that consent to settlement from all Members is obtained, which consent shall not be unreasonably withheld -- expenses of settlement of any and all suits, actions or proceedings instituted against the Member), which may be imposed on, incurred by, or asserted against the Member (solely as a result of such Member being a Member) in any way relating to any agreement, liability, commitment, expense or obligation of the Company. If any such action, suit or proceeding shall be pending or threatened against a Member, the Member shall have the right to employ, at the expense of the Company, separate counsel of such Member's choice in such action, suit or proceeding, and the Company shall advance the reasonable expenses of such Member in connection therewith. The satisfaction of the obligations of the Company under this Section shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof. The foregoing rights of indemnification are in addition to and shall not be a limitation of any rights that may be provided in the Act.

     9.3.  List of Members.  Upon written request of any Member, the Managing
           ---------------
Member shall provide a list showing the names, addresses and Units of the Members in the Company.

     9.4.  Liability of a Member to the Company.
           ------------------------------------

           a. When a Member has rightfully received the return in whole or in part of such Member's Capital Contribution, the Member is nevertheless liable to the Company for any sum, not in excess of the return of its Capital Contribution with interest at the rate provided for judgments under the laws of the State of Nevada, necessary to discharge the Company's liability to all creditors of the Company who extended credit or whose claims arose before the return of such Member's Capital Contribution.

           b. When a Member has received a distribution wrongfully conveyed by the Company, the Member shall hold such distribution as trustee for the Company.

                                  ARTICLE 10
                                  ----------
                             TRANSFER OF INTERESTS
                             ---------------------

     10.1. Right to Pledge. Every Member's Interest may be pledged to secure any
           ---------------
borrowing of a Member or its Affiliates.

     10.2.  Admission of Substituted Member. Members holding Voting Units may
            -------------------------------
freely assign or transfer their Member's Interests among themselves or to Affiliates of Members holding Voting Units. If a Member transfers its Member's Interest to a Person who is not already a Member or an Affiliate of a Member holding Voting Units (or transfers title as a result of exercise of rights under a security interest), and Members holding at least 80% of the then outstanding Voting Units approve of such proposed transfer or assignment, the transferee or assignee of the Member's Interests shall become a "Substituted Member" (as such term is defined below). If Members holding at least 50% of the then outstanding Voting Units do not approve of such transfer or assignment, the transferee or assignee of the Member's Interest shall have no right to participate in the management of the business and affairs of the Company, to vote its Units, or to be admitted as a Member, but shall only be entitled to receive the share of profits, losses and distributions, to which the transferring Member would otherwise be entitled. As a condition to the receipt of same, the transferee or assignee may be required by the Managing Member to pay any Capital Contributions to which the transferor or assignor would have been liable. A "Substituted Member" is a Person admitted to all the rights of a Member. The Substituted Member has all the rights and powers and is subject to all the restrictions and liabilities of his assignor whether accrued prior to or after the date of substitution (including, without limitation, the right to allocations of profits under Section 1.2(a) of Appendix 1 to the extent attributed to the interest acquired by the Substituted Member), except that the substitution of the assignee does not release the assignor from liability to the Company. In any event, no transfer of a Member's Interest in the Company (including the transfer of any right to receive or share in profits, losses, or distributions) shall be effective unless and until written notice (including the name and address of the proposed transferee or assignee and the date of such transfer) has been provided to the Company and the nontransferring Member(s). Every Person before becoming a Substituted Member must assume this Agreement in writing.

     No Member shall be entitled to transfer less than 100% of his Member's Interest except in the case of a transfer between Members.

     10.3.  Denial. If at any time (a) a Member or any Person associated in any
            ------
way with a Member (collectively, the "Defaulting Member") is denied a license, found unsuitable, or is denied or otherwise unable to obtain any other License or with respect to the Project or any other gaming operation elsewhere in the world by a Gaming Authority or is required by any Gaming Authority to apply for a License and does not apply within any required time limit (including extensions, if any), withdraws any application for a License other than upon a determination by the applicable Gaming Authority that such License is not required, and if the result of the foregoing has or would have an adverse effect on the Company, the Project, any other Member (referred to herein as "Nondefaulting Member") or any Affiliate of a Nondefaulting Member or does or would materially delay obtaining any License affecting the Company, any Affiliate of the Company, the Project, a Nondefaulting Member or its Affiliate, or (b) any Gaming Authority commences or threatens to commence any suit or proceeding against the Company, its Affiliates, the Project, a Nondefaulting Member or its Affiliates or to terminate or deny any right or License of the Company, its Affiliate, the Project, a Nondefaulting Member or its Affiliate because of this Agreement or the relationship to the Defaulting Member (all of the foregoing events described in (a) and (b) above are collectively referred to as a "Denial"), said Denial shall constitute a default by the Defaulting Member and the Nondefaulting Members may pursue any available remedies.

     Without limitation on the foregoing, if the Denial may be cured by the replacement of one or more individuals as shareholders, officers, employees or directors of the Defaulting Member, then the Defaulting Member shall have up to sixty (60) days from such Denial (but not more than twenty (20) days less than the period, if any, as may be allowed by the Gaming Authorities to effect such cure), to replace the disapproved individual with someone, or sell his Member's Interest to someone acceptable to the Gaming Authorities and approved by the Members as set forth above in this Article 10. If a cure of the type described in the preceding sentence is not feasible or permitted, or if not effected within the time periods prescribed above, the Voting Members who are not Defaulting Members shall have the right to purchase such Defaulting Member's Interest, prorata according to the purchasing Members Units in the Company, at a purchase price (the "Purchase Price") equal to fifty percent (50%) of the total unreturned Capital Contributions of such Defaulting Member, by giving written notice (the "Purchase Notice") to the Defaulting Member. Payment of the Purchase Price shall be by execution and delivery of a promissory note by the purchasing Member(s) to the Defaulting Member, amortized and payable over five
(5) years from the date of such note, prepayable at any time at the option of the purchasing Member(s) without penalty, with monthly payments, and bearing interest at the rate announced by Bank of America, NT&SA as its prime rate of interest from time to time, or if Bank of America NT&SA no longer announces a prime rate of interest, a substitute financial institution acceptable to the purchasing Member(s). The Defaulting Member shall execute and deliver to the purchasing Member(s) all such documents and instruments as are reasonably necessary or appropriate to effect such transfer within five (5) days after receipt of the Purchase Notice and the purchasing Member(s) shall deliver this promissory note(s) representing the Purchase Price concurrently with such delivery. The Defaulting Member shall also, upon the request of the purchasing Member(s), at any time and from time to time, execute and deliver such other documents and instruments as the purchasing Member(s) determines are necessary or desirable to transfer ownership, title and control of such Defaulting Member's Interest. The Defaulting Member shall transfer his Member's Interest free of all liens and encumbrances.

     10.5  Mandatory Transfers.  Pursuant to Section 5.02.3 of that Stock
           -------------------
Purchase Agreement (the "Stock Agreement") dated December ___, 1995 between the Company, and Century Casinos, Inc., a Delaware corporation, and Cimarron Investment Properties Corp., a Colorado corporation (collectively "Seller") the Company is required to transfer the Shares (as defined in the Stock Agreement) and all rights of the Company, or any affiliate, in the Project, to Seller under certain circumstances, involving termination of the Stock Agreement. The Members hereby agree that no consent or approval by any Member is required in connection with the transfer of Shares or any other right in the Project in compliance with the Stock Agreement. Each Member shall take all necessary action to comply with the provisions of Section 5.02.3 of the Stock Agreement, including, without limitation, the transfer of its Member's Interest to Seller in the event and to the extent required pursuant to such section.

     10.7  Public Trading.  No Member shall transfer its Member's Interest if
           --------------
such transfer could cause the Company to be deemed a "publicly traded partnership," as that term is defined in Section 7704 of the Code.

                                  ARTICLE 11
                                  ----------
                          DISSOLUTION AND TERMINATION
                          ---------------------------

     11.1. Dissolution.
           -----------

           a. The Company shall be dissolved upon the occurrence of any of the following events ("Dissolution Event"):

               i. when the period fixed for the duration of the Company shall expire;

               ii. if the Company voluntarily enters bankruptcy chapter VII or another insolvency proceeding that contemplates its final liquidation, or does so involuntarily and such proceeding is not vacated or dismissed within 120 days after commencement thereof;

               iii.  by the vote or written consent of all Members;

               iv. upon: (1) a Member's resignation, expulsion, retirement, death, insanity, voluntary bankruptcy under chapter VII or another voluntary insolvency proceeding that contemplates a Member's final liquidation, or (2) a Member's involuntary bankruptcy without such proceeding being vacated or dismissed within 120 days after commencement thereof, or (3) a dissolution of a Member or occurrence of any other event which terminates the continued membership of a Member in the Company; unless the business of the Company, including without limitation the operation of the Company's Property, is continued by the consent of Members holding a majority in interest in the Company within ninety (90) days after the occurrence of such event and there are at least two remaining Members.

            b. As soon as possible following the occurrence of any Dissolution Event the appropriate representative of the Company shall make all filings and do all acts necessary to dissolve the Company.

     11.2.  Distribution of Assets Upon Dissolution.  In settling accounts after
            ---------------------------------------
dissolution, the assets of the Company shall be distributed in the following order:

            a. first, to pay those liabilities to creditors, in the order of priority as provided by law (except those to Members on account of their Capital Contributions); and

            b. next, to the Members pro rata in accordance with the positive balances in their Capital Accounts, after taking into account all adjustments to the Capital Accounts for all periods until each Member's Capital Account shall be reduced to zero.

     11.3.  Winding Up.  Except as provided by law, upon dissolution, each
            ----------
Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of each Member, such Member shall have no recourse against any other Member. The winding up of the affairs of the Company and the distribution of its assets shall be conducted exclusively by the Managing Member, who are hereby authorized to take all actions necessary to accomplish such distribution, including without limitation, selling any Company assets the Managing Member deem necessary to accomplish such distribution, including without limitation, selling any Company assets the Managing Member deem necessary or appropriate to sell. In the discretion of the Managing Member, a pro rata portion of the accounts that otherwise would be distributed to the Members under this Article may be withheld to provide a reasonable reserve for unknown or contingent liabilities of the Company.

     11.4.  Notice of Dissolution. Within thirty (30) days of the happening of a
            ---------------------
Dissolution Event, the Managing Member shall give written notice thereof to each of the Members, to all creditors of the Company, to the banks and other financial institutions with which the Company normally does business, and to all other parties with whom the Company regularly conducts business, and shall publish notice of dissolution in a newspaper of general circulation in each place in which the Company generally conducts business.

                                  ARTICLE 12
                                  ----------
                            MISCELLANEOUS PROVISIONS
                            ------------------------

     12.1.  Notices.  Any notice or communication required or permitted to be
            -------
given by any provision of this Agreement, including but not limited to any consents, shall be in writing and shall be deemed to have been given and received by the Person to whom directed (a) when delivered personally to such Person or to an officer or partner of the Member to which directed, (b) the first business day which is twenty-four (24) hours after transmitted by facsimile, evidence of transmission attached, to the facsimile number of such

Person who has notified the Company and every other Member of its facsimile number, (c) three (3) business days after being posted in the United States mails if sent by registered, express or certified mail, return receipt requested, postage and charges prepaid, or (d) one (1) business day after deposited with overnight courier, return receipt requested, delivery charges prepaid, in either case addressed to the Person to which directed at the address shown on the page containing their signature, or such other address of which such Person has notified the Company and every other Member. Notice by facsimile shall be deemed given at the time provided in clause (c) above, provided, however, concurrently with notice by facsimile, a duplicate of such notice must also be given in the form set forth in any of clauses (a), (b) or (d) above.

     12.2.  Application of Nevada Law.  This Agreement, and the application and
            -------------------------
interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Nevada, and specifically the Act.

     12.3.  Waiver of Action for Partition. Each Member irrevocably waives
            ------------------------------
during the term of the Company any right that such Member may have to maintain any action for partition with respect to the Property of the Company.

     12.4.  Amendments.  Any amendment to this Agreement or the Articles of
            ----------
Organization shall first be recommended to the Members by the Managing Member. A vote on an amendment to this Agreement or the Articles of Organization shall be taken within thirty (30) days after notice thereof has been given to the Members unless such period is otherwise extended by applicable laws, regulations, or agreement of the Members. Subject to the provisions of Section 8.2 hereof, a proposed amendment shall become effective at such time as it has been approved by members holding at least 60% of the Voting Units. Upon such approval of an amendment, all Members shall execute and acknowledge the amendment to the extent required by law.

     12.5.  Construction. Whenever the singular number is used in this Agreement
            ------------
and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.


     12.6.  Headings.  The headings in this Agreement are inserted for
            --------
convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

     12.7.  Waivers.  The failure of any party to seek redress for violation of
            -------
or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     12.8. Rights and Remedies Cumulative. Except as otherwise provide herein, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights and remedies the parties may have by law, statute, ordinance or otherwise. The Managing Member may seek to enforce this Agreement on behalf of the Company against any Member by action in any court. The prevailing party shall obtain reasonable attorneys' fees and costs from the losing party.

     12.9.  Severability. If any provision of this Agreement or the application
            ------------
thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

     12.10. Heirs, Successors and Assigns. Each and all of the covenants, terms,
            -----------------------------
provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent assignment is permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

     12.11. Creditors. None of the provisions of this Agreement shall be for the
            ---------
benefit of or enforceable by any creditors of the Company.

     12.12. Counterparts. This Agreement may be executed in counterparts, each
            ------------
of which shall be deemed an original but all of which shall constitute one and the same instrument.

     12.13. Further Assurances.  The Members agree that they and each of them
            ------------------
will take whatever action or actions as are deemed by counsel to the Company to be reasonably necessary or desirable from time to time to effectuate the provisions or intent of this Agreement, and to that end, the Members agree that they will execute, acknowledge, seal, and deliver any further instruments or documents which may be necessary to give force and effect to this Agreement or any of the provisions hereof, or to carry out the intent of this Agreement or any of the provisions hereof.

     12.14. Entire Agreement.  This Agreement and every Appendix attached hereto
            ----------------
set forth all (and are intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties, and representations among the parties hereto with respect to the Company; and there are no promises, agreements, conditions, understandings, warranties, and representations among the parties hereto with respect to the Company; and there are no promises, agreements, conditions, understanding, warranties or representations, oral or written, express or implied, among them other than as set forth herein.

     12.15.  Business Days.  For purposes of this Agreement, a "business day" is
             -------------
a day other than a Saturday or Sunday on which banks in Nevada, are open for business.

                                        Hilton Gaming (Switzerland County)
                                        Corporate, Member


                                        By: /s/
                                            ---------------------------------
                                        Title: /s/
                                               ------------------------------
                                        Address:   3830 Howard Hughes Parkway
                                                   Las Vegas, NV  89109

                                        Boomtown Hoosier, Inc., Member

                                        By:  /s/ Robert F. List
                                            ---------------------------------
                                        Title: Vice President
                                            ---------------------------------
                                        Address:   P.O. Box 399
                                                   Verdi, NV  89439

                                        Full House, L.L.C.

                                        By:  /s/ John M. House
                                            ---------------------------------
                                        Title:  Member
                                            ---------------------------------
                                        Address:  5008 West 96th Street
                                                  Indianapolis, IN  46268

                                   APPENDIX 1
                                   ----------

                           TAX ACCOUNTING PROCEDURES
                           -------------------------


     1.1. Tax Definitions. The following terms used in this Appendix shall
          ---------------
have the following meanings (unless otherwise expressly provided herein):

          a.   "Adjusted Capital Account Deficit" with respect to any Member
                --------------------------------
means the deficit balance if any, in such Member's Capital Account as of the end of any Fiscal Year after giving effect to the following adjustments: (i) credit to such Capital Account the sum of (A) any amount which such Member is obligated to restore to such Capital Account pursuant to any provision of this Agreement, plus (B) an amount equal to such Member's share of Membership Minimum Gain, as defined below, as determined under Regulation Section 1.704-2(g) and such Member's share of Member Nonrecourse Debt Minimum Gain, as defined below, as determined under Regulation Section 1.704-2(g) and such Member's share of Member Nonrecourse Debt Minimum Gain, as defined below, as determined under Regulation
Section 1.704-2(i)(5), plus (C) any amounts which such Member is deemed to be obligated to restore pursuant to Regulation Section 1.7041(b)(2)(ii)(c); and
(ii) debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

          b.   "Asset Value" with respect to any Company asset means:
                -----------

               i. The fair market value when contributed of any asset contributed to the Company by any Member;

               ii. The fair market value on the date of distribution of any asset distributed by the Company to any Member as consideration for a Member's Interest in the Company;

               iii. The fair market value of all Property at the time of the happening of any of the following events: (A) the admission of a Member to, or the increase of a Member's Interest of an existing Member in, the Company in exchange for a Capital Contribution; or (B) the liquidation of the Company under Regulation Section 1.704-1(b)(2)(ii)(g); or

               iv.  The Basis of the asset in all other circumstances.

For purposes of this definition, fair market value shall be determined by the Managing Member of the Company.

          c.   "Basis" with respect to an asset means the adjusted basis from
                -----
time to time of such asset for federal income tax purposes.

          d.   "Capital Account" means an account maintained for each Member in
                ---------------
accordance with Regulation Sections 1.704-1(b) and 1.704-2 and to which the following provisions apply to the extent not inconsistent with such Regulations.

               i. There shall be credited to each Member's Capital Account: (1) such Member's Capital Contributions; (2) such Member's distributive share of Profits; (3)

                           Tax Accounting Procedures
any items of income or gain specially allocated to such Member under this Agreement; and (4) the amount of any Company liabilities (determined as provided in Code Section 752(c) and the Regulations thereunder) assumed by such Member or to which Property distributed to such Member is subject;

          ii. There shall be debited to each Member's Capital Account (1) the amount of money and the Asset Value of any Property distributed to such Member pursuant to this Agreement; (2) such Member's distributive share of Profits; (3) any items of expense or loss which are specially allocated to such Member under this Agreement, and (4) the amount of liabilities (determined as provided in Code Section 752(c) and the Regulations thereunder) of such Member assumed by the Company (within the meaning of Code Section 704) or to which Property contributed to the Company by such Member is subject; and

          iii. The Capital Account of any transferee Member shall include the appropriate portion of the Capital Account of the Member from whom the transferee Member's Interest was obtained.

     e.   "Code" shall mean the Internal Revenue Code of 1986 or corresponding
           ----
provisions of subsequent superseding federal revenue laws.

     f.   "Depreciation" for any Fiscal Year or other period means the cost
           ------------
recovery deduction with respect to an asset for such year or other period as determined for federal income tax purposes, provided that if the Asset Value of such asset differs from its Basis at the beginning of such year or other period, depreciation shall be determined as provided in Regulation Section 1.704-1(b)(2)(iv)(g)(3).

     g.   "Fiscal Year" means the taxable year of the Company for federal income
           -----------
tax purposes as determined by Code Section 706 and the Regulations thereunder.

     h.   "Profits" and "Losses" for any Fiscal year or other period means an
           -------       ------
amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) and the Regulations thereunder with the following adjustments:

          i. All items of income, gain, loss and deduction of the Company required to be stated separately shall be included in taxable income or loss;

          ii. Income of the Company exempt from federal income tax shall be treated as taxable income;

          iii. Expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such expenditures under Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from taxable income;

         iv. The difference between Basis and Asset Value shall be treated as gain or loss upon the happening of any event described in Sections 1.1(b)(ii) or
(iii);

                           Tax Accounting Procedures

                    v. Gain or loss resulting from the disposition of Property from which gain or loss is recognized for federal income tax purposes shall be determined with reference to the Asset Value of such Property;

                    vi. Depreciation shall be determined based upon Asset Value as determined under section 1.704-1(b)(2)(iv)(g)(3) instead of as determined for federal income tax purposes; and

                    vii. Items which are specially allocated shall not be taken into account.

     i.  "Regulations" means the federal income tax regulations, including
          -----------
temporary (but not proposed) regulations, promulgated under the Code.

          1.2.  Allocation of Profits. After giving effect to the special
                ---------------------
allocations set forth in Section 1.4 hereof, Profits for any Fiscal Year shall be allocated as follows:

                a. Profits shall first be allocated to the Members in proportion and up to the amount which, when added to aggregate profits previously allocated under this Section 1.2(a) equals the aggregate amount of losses allocated to the Members under Section 1.3(b) hereof.

                b. Thereafter, profits shall be allocated to each Member pro rata in proportion to the ratio of that Member's Units to all other Units outstanding.

          1.3.  Allocation of Losses. After giving effect to the special
                --------------------
allocations set forth in Section 1.4 hereof, Losses for any Fiscal Year shall be allocated as follows:

                a. Subject to the limitations in Section 1.3(b) hereof, Losses shall be allocated to each Member pro rata in proportion to the ratio of that Member's Units to all other Units outstanding.

                b. Losses allocated to any Member pursuant to this Agreement shall not exceed the maximum amount of Losses that may be allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year for which the allocation is made. Any losses not allocated to a Member as a result of the preceding sentence shall be allocated to other Members ("Allocable Members") for whom such allocation would not cause an Adjusted Capital Account Deficit at the end of the Fiscal Year for which the allocation is made pro rata in proportion to such Allocable Member's Units, but only to the extent that such allocation does not cause such Allocable Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year for which the allocation is made. If there are no Allocable Members, this section 1.3(b) limitation shall not apply and Losses shall be allocated to each Member pro rata in proportion to the ratio of that Member's Units to all other Units outstanding.

     1.4. Special Provisions.
          ------------------

          a.  Minimum Gain Chargeback. Notwithstanding any other provision of
              -----------------------
this Agreement, if there is a net decrease in Membership Minimum Gain (as defined in

                           Tax Accounting Procedures

Regulation Section 1.704-2(d)) during any Fiscal Year, then each Member shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulation Section 1.704-2(f) as is necessary to meet the requirements for a minimum gain chargeback as provided in that Regulation.

          b.  Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding
              -----------------------------------------------
any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain (as defined in accordance with Regulation Section 1.704-2(i)(3)) attributable to a Member Nonrecourse Debt (as defined in Regulation Section 1.704-2(b)(4)) during any Fiscal Year, any Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt determined in accordance with Regulation Section 1.704-2(i)(5) shall be allocated such amount of income and gain for such year (and subsequent years, if necessary) determined under and in the manner required by Regulation
Section 1.704-2(i)(4) as is necessary to meet the requirements for a chargeback of Member Nonrecourse Debt Minimum Gain as is provided in that Regulation.

          c.  Qualified Income Offset. If a Member unexpectedly receives any
              -----------------------
adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Sections 1.2, 1.3 and this Section 1.4 of this Appendix have been made without giving effect to this Subsection (c).

          d.  Gross Income Allocation. In the event any Member has a deficit
              -----------------------
Capital Account at the end of Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to this Agreement, and
(ii) the amount such Member is deemed to be obligated to restore pursuant to Regulations 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Subsection shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in Sections 1.2, 1.3, and this Section 1.4 of this Agreement have been made without giving effect to Subsection (c) immediately above and this Subsection (d).

          e.  Nonrecourse Deductions. Nonrecourse Deductions (as determined
              ----------------------
under Regulation Section 1.704-2(c)) for any Fiscal Year shall be allocated among the Members in proportion to their Units.

          f.  Member Nonrecourse Deductions. Any Member Nonrecourse Deductions
              -----------------------------
(as defined under Regulation Section 1.704-2(i)(2)) shall be allocated pursuant to Regulation Section 1.704-2(i)(1) to the Member who bears the economic risk of loss with respect to the "Member Nonrecourse Debt" (as defined in Regulation
Section 1.704-2(b)(4)) to which it is attributable.

                           Tax Accounting Procedures

          g.  Code Section 754 Adjustment. To the extent that an adjustment to
              ---------------------------
the Basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts as provided in Regulation Section 1.704-1(b)(2)(iv)(u), the adjustment shall be treated (if an increase) as an item of gain or (if a decrease) as an item of loss, and such gain or loss shall be allocated to the Members consistent with the allocation of the adjustment pursuant to such Regulation.

          h.  Purpose and Application. The purpose and the intent of the special
              -----------------------
allocations provided for in this Section are to comply with the provisions of Regulation Sections 1.704-1(b) and 1.704-2, and such special allocations are to be made so as to accomplish that result. However, to the extent possible, the Managing Member, in allocating items of income, gain, loss, or deduction among the Members, shall take into account the special allocations in such a manner that the net amount of allocations to each Member shall be the same as such Member's distributive share of Profits and Losses would have been had the events requiring the special allocations not taken place. The Managing Member shall apply the provisions of this Section in whatever order the Managing Member reasonably believe will minimize the effect of the special allocations.

     1.5. General Provisions.
          ------------------

          a. Except as otherwise provided in this Agreement, the Members' distributive shares of all items of Company income, gain, loss, and deduction are the same as their distributive shares of Profits and Losses.

          b. The Managing Member shall allocate Profits, Losses, and other items properly allocable to any period using any method permitted by Code
Section 706 and the Regulations thereunder.

          c.  To the extent permitted by Regulations Section 1.704-2(h) and
Section 1.704-2(i)(6), the Managing Member shall endeavor to avoid treating distributions as being from the proceeds of a Nonrecourse Liability (as defined in Regulation Sections 1.704-2(b)(3)) or a Member Nonrecourse Debt.

          d. If there is an increase or decrease in one or more Unit(s) in the Company during a Fiscal Year, each Member's distributive share of Profits or Losses or any item thereof for such Fiscal Year shall be determined by any method prescribed by Code Section 706(d) or the Regulations thereunder that takes into account the varying Members' Interests in the Company during such Fiscal Year.

          e. The Members agree to report their shares of income and loss for federal income tax purposes in accordance with the provisions of this Agreement.

     1.6. Code Section 704(c) Allocations. Solely for federal income tax
          -------------------------------
purposes and not with respect to determining any Member's Capital Account, distributive shares of Profits, Losses, other items, or distributions, a Member's distributive share of income, gain, loss, or deduction with respect to any Property (other than money) contributed to the Company, or with respect to any Property the Asset Value of which was determined as provided in this Agreement upon the acquisition of one or more additional Units in the

                           Tax Accounting Procedures

Company by a new Member or existing Member in exchange for a Capital Contribution, shall be determined in accordance with Code Section 704(c) and the Regulations thereunder or with the principles of such provisions.

     1.7.  Allocations Relating to Taxable Issuance of Units. Any income, gain,
           -------------------------------------------------
loss or deduction realized by the Company as a direct or indirect result of the issuance of a Unit by the Company (the "Issuance Items") shall be allocated among the Members, so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

     1.8.  Curative Reallocations Regarding Payments to Members. To the extent
           ----------------------------------------------------
that compensation paid to any Member by the Company ultimately is not determined to be a guaranteed payment under Code Section 707(c) or a payment other than in his capacity as a Member pursuant to Code Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of such compensation, and the Member's Capital Account shall be adjusted to reflect the payment of such compensation. If the Company's gross income for a Fiscal Year is less than the amount of such compensation paid in such year, the Member shall be specially allocated gross income of the Company in the succeeding year or years until the total amount so allocated equals the total amount of such compensation.

     1.9.  Division Among Members. If there is a change in a Member's Interest
           ----------------------
in the Company during a Fiscal Year, any distributions thereafter shall be made so as to take into account the varying Units of the Members during the period to which the distribution relates in any manner chosen by the Managing Member that is provided in Code Section 706(d) and the Regulations thereunder.

     1.10. Special Basis Adjustment.  At the request of either the transferor
           ------------------------
or transferee in connection with a transfer of a Member's Interest in the Company, the Managing Member may, in their sole discretion, cause the Company to make the election provided for in Code Section 754 and maintain a record of the adjustments to Basis of Property resulting from that election. Any such transferee shall pay all costs incurred by the Company in connection with such election and the maintenance of such records.

     1.11. Tax Matters Member.
           ------------------

           a. ____________________ is hereby designated the Tax Matters Member (as defined in the Code) on behalf of the Company.

           b. Without the consent of the Members holding at least 60% of the Voting Units, the Tax Matters Member shall have no right to extend the statute of limitations for assessing or computing any tax liability against the Company or the amount of any Company tax item.

           c. If the Tax Matters Member elects to file a petition for readjustment of any Company tax item (in accordance with Code Section 6226(a)) such petition shall be

                           Tax Accounting Procedures
filed in the United States Tax Court unless the Members holding at least 60% of the Voting Units agree otherwise.

           d. The Tax Matters Member shall, within ten (10) business days after receipt thereof, forward to each Member a photocopy of any correspondence relating to the Company received from the Internal Revenue Service. The Tax Matters Member shall, within ten (10) business days thereof, advise each Member in writing of the substance of any conversation held with any representative of the Internal Revenue Service.

           e. Any reasonable costs incurred by the Tax Matters Member for retaining accountants and/or lawyers on behalf of the Company in connection with any Internal Revenue Service audit of the Company shall be expenses of the Company. Any accountants and/or lawyers retained by the Company in connection with any Internal Revenue Service audit of the Company shall be selected by the Tax Matters Member and the fees therefor shall be expenses of the Company.

     1.12. Deemed Liquidation.  If no Dissolution Event has occurred, but the
           ------------------
Company is deemed liquidated for federal income tax purposes within the meaning of Regulation Section 1.704-(b)(2)(ii)(g), the Company shall not be wound up and dissolved but its assets and liabilities shall be deemed to have been distributed to the Members and contributed to a new Company which shall operate and be governed by the terms of this Agreement.

                           Tax Accounting Procedures

                               December 22, 1995

Full House, L.L.C.                                Boomtown Hoosier, Inc.
5008 West 96th St.                                P.O. Box 399
Indianapolis, Indiana 46268                       Vardi, NV 89439

     Re:  Operating Agreement (the "Agreement") for Indiana Ventures LLC.

Ladies and Gentlemen:

     This letter will set forth the understanding of the parties with respect to certain provisions of the Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement. Attached hereto as Exhibit A are pages from the Agreement showing changes to the Agreement, indicated by blacklining, requested by tax counsel to Boomtown (the "Tax Changes"). The Members intend to execute the Agreement today, however, the Tax Changes have not been reviewed by tax counsel to Hilton. The Members agree that notwithstanding the execution of the Agreement by the Members, Tax Changes shown are subject to review of Hilton's tax counsel and the Members shall make any revisions to the Tax Changes determined to be reasonably necessary by joint agreement of tax counsel to Hilton and Boomtown such agreement to occur on or before December 27, 1995.

     Please signify your agreement with the terms hereof by executing a copy of this letter as provided below and returning it to the undersigned.

                                  Very truly yours,

                                  Hilton Gaming (Switzerland County) Corporation

                                  By:  /s/
                                      --------------------------------
                                  Title:  President
                                      --------------------------------

Accepted and Agreed this
22nd day of December
----        --------

Boomtown Hoosier, Inc.              Full House, L.L.C.

By:  /s/ Robert F. List             By:
   --------------------                -------------------------------
Title:  Vice President              Title:____________________________
      ----------------

                               December 22, 1995

Full House, L.L.C.                           Boomtown Hoosier, Inc.
5008 West 96th St.                           P.O. Box 399
Indianapolis, Indiana 46268                  Vardi, NV 89439

     Re:  Operating Agreement (the "Agreement") for Indiana Ventures LLC.

Ladies and Gentlemen:

     This letter will set forth the understanding of the parties with respect to certain provisions of the Agreement. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement. Attached hereto as Exhibit A are pages from the Agreement showing changes to the Agreement, indicated by blacklining, requested by tax counsel to Boomtown (the "Tax Changes"). The Members intend to execute the Agreement today, however, the Tax Changes have not been reviewed by tax counsel to Hilton. The Members agree that notwithstanding the execution of the Agreement by the Members, Tax Changes shown are subject to review of Hilton's tax counsel and the Members shall make any revisions to the Tax Changes determined to be reasonably necessary by joint agreement of tax counsel to Hilton and Boomtown such agreement to occur on or before December 27, 1995.

     Please signify your agreement with the terms hereof by executing a copy of this letter as provided below and returning it to the undersigned.

                              Very truly yours,

                              Hilton Gaming (Switzerland County) Corporation

                              By:________________________________
                              Title:_____________________________

Accepted and Agreed this 22nd
                         ----
day of December
       --------

Boomtown Hoosier, Inc.                Full House, L.L.C.

By:___________________________        By:  /s/ John M. House
                                         ------------------------
Title:________________________        Title:  Member
                                            ---------------------